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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Playboy Enterprises, Inc. for the registration of $115,000,000 of 3% Convertible Senior Subordinated Notes due 2025 and 8,785,333 shares of Class B Common Stock and to the incorporation by reference therein of our report dated February 18, 2005, except for Note (W), as to which the date is February 22, 2005, with respect to the consolidated financial statements and schedule of Playboy Enterprises, Inc., and our report dated February 18, 2005 with respect to Playboy Enterprises, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Playboy Enterprises, Inc., included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG LLP

Chicago, Illinois
June 9, 2005